Exhibit 99.1
Commercial Metals Company Reports Income of $0.7 Million
or $0.01 per Diluted Share for First Quarter
     Irving, TX — December 21, 2010 — Commercial Metals Company (NYSE: CMC) today reported net income of $0.7 million or $0.01 per diluted share on net sales of $1.8 billion for the quarter ended November 30, 2010. This compares with a net loss of $31.2 million or $0.28 per share on net sales of $1.4 billion for the first quarter of last year. The period’s results included pre-tax LIFO expense of $5.7 million or after tax $0.03 per share. This compares with pre-tax LIFO income of $17.3 million or after tax $0.10 per share in last year’s first quarter. At quarter end, the LIFO reserve totaled $236 million.
     The quarter has a disproportionately high effective tax rate. Losses in Croatia are not tax benefitted as the Company may not be able to use them in the allowed carryforward period. The tax rate on all operations, excluding Croatia, is only 27%, but is applied against pre-tax income after adding back the Croatian loss, resulting in the higher rate.
General Conditions
     Murray R. McClean, Chairman, President and CEO, said, “Most of our business units performed better than our fourth quarter of fiscal year 2010 and considerably better than the first quarter of fiscal year 2010, reflecting some improvement in market conditions as well as our continued focus on increasing efficiencies and reducing costs across our operations. The exceptions were Americas Fabrication and CMC Sisak (Croatia), with our Croatian operations, in particular, performing below expectations. We previously predicted that ferrous scrap prices would rise by quarter end, but the magnitude of the increase was greater than we had anticipated. The outcome of the mid-term elections in the U.S. appears to have improved demand as there is greater clarity on the economic environment. Internationally, we are witnessing a similar scenario to calendar year 2009 where ferrous scrap prices rose sharply in November and December followed by steel prices. Inventories across the supply chain, whether in the U.S. or in international markets, are relatively low; a seasonal demand pickup in early 2011 may lead to higher ferrous scrap and steel prices.”
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(CMC First Quarter Fiscal 2011 — Page 2)
Americas Recycling
     The Americas Recycling segment had an adjusted operating profit of $8.2 million (including pre-tax LIFO expense of $2.2 million) compared to the prior year’s first quarter $1.2 million loss, with negligible LIFO effect. The increase in profitability was volume related as purchase prices moved in line with sales pricing. Shredded ferrous scrap prices rose, fell, and recovered during the quarter, continuing the general upward trend in pricing that began in December 2009 and has kept benchmark pricing levels above $300 a ton for every month of calendar 2010. Export demand has been fairly constant with Turkish demand supplanting China; domestic mills appear to have underestimated steel demand, requiring more purchases late in the quarter as manufacturing activity in the U.S. stabilized. Nonferrous pricing (copper and aluminum) had steady increases throughout the quarter with a small pullback at quarter end. Chinese copper demand remains strong, but the segment also shipped significant quantities to Europe. The average ferrous scrap sales price for the first quarter was $284 per short ton, a 38% increase over the prior year first quarter. Average nonferrous scrap pricing was $2,944 per short ton, up 25% from the first quarter of last year. Shipments of ferrous scrap totaled 495 thousand tons, an increase of 24% from the first quarter of last year. Nonferrous scrap shipments totaled 63 thousand tons, 19% higher than last year. The segment exported 8% of its ferrous scrap tonnage and 37% of its nonferrous scrap tonnage during the quarter.
Americas Mills
     The mills ran at 72% of rolling capacity during the quarter, up from 63% in the fourth quarter of last fiscal year. After a summer pause, from an earlier restocking, shipments from the backlog of highway work and other infrastructure projects increased. Also, while there is some demand in education, healthcare, and manufacturing, commercial work remains weak. The announcement of pending finished goods price increases based on rising ferrous scrap prices pulled demand forward into this quarter. Metal margins rose substantially from last year’s first quarter. In the prior year, sales prices fell faster than scrap prices, and there was an unfavorable product mix of billets, neither of which repeated this year.
     The steel mills had an adjusted operating profit of $29.1 million compared to an adjusted operating loss of $3.4 million in the same quarter last year as the segment absorbed $11.3 million in start-up costs at the micromill in Arizona. The quarter had pre-tax LIFO expense of $10.5 million compared to a minimal effect in last year’s quarter. The metal margin for the quarter was $293 per ton, ahead of the prior year’s metal margin of $241 per ton. The price of ferrous scrap consumed at the mills during the quarter increased $46 per ton compared to last year. Each of the mills was comparable or ahead of last year in tonnages melted, rolled, and shipped. Sales volumes were 572 thousand tons of which 90 thousand tons were billets, compared with 498 thousand tons in the first quarter of last year, including 117 thousand tons of billets. Comparing first quarter to first quarter between years, tonnage melted was up 23% to 589 thousand tons, and tonnage rolled increased 43% to 506 thousand tons.
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(CMC First Quarter Fiscal 2011 — Page 3)
     The copper tube mill reported adjusted operating profit of $5.0 million (pre-tax LIFO expense of $1.6 million) compared to $3.4 million adjusted operating profit (pre-tax LIFO expense of $3.0 million) in last year’s first quarter.
Americas Fabrication
     The segment’s market conditions remained unfavorable for downstream operations. Commercial construction was weak, steel costs have risen, and recently announced steel price increases will drive margins down further in the short run. The Western region of the U.S. remains the most problematic. Fab backlogs are building at higher prices, allowing the Company’s integrated supply chain in recycling and mill operations to benefit. During the quarter, two non-core businesses were sold; the heavy forms rental business and the joist business at a $1.9 million net gain. The segment reported an adjusted operating loss of $22.0 million compared to last year’s first quarter adjusted operating loss of $8.9 million. The current quarter had pre-tax LIFO income of $6.2 million compared to last year’s pre-tax LIFO income of $11.3 million. The composite average fab selling price (excluding stock and buyouts) was $775 per ton, 2% lower than last year’s first quarter price.
International Mills
     Safety remains a high priority at CMC, and this is nowhere more evident than at CMC Zawiercie (CMCZ). Last quarter the Polish mill, for the second time, recorded over one million man hours without a recordable injury. Shortly after the end of the first quarter, the steelworkers in Poland extended this to two million man hours. In addition to its strong safety record, the mill also has maintained monthly operating profits since April. The Polish economy achieved calendar third quarter GDP growth of above 4% with EU funding still available for highway and public works. Infrastructure and stadium construction for the 2012 Euro Cup remains strong. In Croatia, CMC Sisak (CMCS) commissioned its ladle metallurgical station during the quarter, the last piece of its melt shop upgrade and, by quarter’s end, CMCS had begun its sequence casting trials. Both mills undertook major maintenance projects during the quarter, CMCZ in its melt shop and CMCS in the medium section seamless mill.
     CMCZ had adjusted operating income of $6.4 million compared to an $11.6 million loss in the first quarter of last year. Shipments totaled 356 thousand tons (50 thousand tons of billets) comparable to the prior year quarter, but the prior year included 103 thousand tons of billet sales. Tons melted were 361 thousand tons compared to 399 thousand tons, and tons rolled were 307 thousand tons compared to 266 thousand tons. Average selling prices increased 35% to PLN 1,650 compared to PLN 1,220 in the prior year’s first quarter, a period of lower volumes and tighter scrap pricing. The cost of scrap entering production increased 27%. The average metal margin per ton increased to PLN 656 from PLN 438 in last year’s first quarter. Backlogs increased 50 thousand tons during the quarter.
     Though anticipating an adjusted operating loss this quarter, CMC Sisak’s result of a $14.1 million adjusted operating loss was, nonetheless, unacceptable and decisive action to address performance has been taken. Management changes have been made, and technical personnel from both U.S. and Polish mills are on extended
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(CMC First Quarter Fiscal 2011 — Page 4)
assignments at CMCS to improve business processes, lower the cost structure, and better utilize new capital investments. During the quarter, the mill melted 38 thousand tons, rolled 19 thousand tons, and shipped 13 thousand tons.
International Marketing and Distribution
     The International Marketing and Distribution segment was profitable each quarter of last year and achieved first quarter adjusted operating profits of $24.2 million, a 20% increase over the results of the first quarter last year. The current quarter benefited from approximately $7 million in recoveries on contract claims in the U.S. steel import business. Each major geographic operation was profitable with the Asian and Australian operations, in particular, performing well. Moreover, the raw materials division, including downstream processing, had solid results. The U.S.-based steel import operation is on LIFO; for the quarter it had pre-tax LIFO income of $2.1 million compared to LIFO income of $4.7 million in the first quarter of last year.
Financial Condition
     McClean said, “We remain committed to a strong balance sheet and a conservative outlook for the medium term. At November 30, 2010, we had cash and short-term investments of $383 million. More than 80% of our accounts receivable are backed by letters of credit, are credit insured or we hold lien or bond rights; we have an allowance for doubtful accounts of $29 million. The majority of our domestic inventories are valued on LIFO with a reserve of $236 million. The current ratio was 2.1. We had no drawings on our domestic accounts receivable securitization program which we extended to January 31, 2011. Our $400 million revolver had but $60 million of commercial paper outstanding. We remain investment grade rated.
     “In accordance with our February 26, 2010 amendments to our $400 million revolver and $100 million accounts receivable securitization agreement, we are required to maintain $300 million in liquidity as defined and an EBITDA to interest coverage ratio of 2.5. We met both covenants. We anticipate meeting the EBITDA to interest coverage ratio on a twelve month rolling basis at February 28, 2011, at which time the $300 million liquidity requirement will no longer be effective.”
Outlook
     In closing, McClean added, “Due to seasonal factors, our second quarter is historically our weakest. Typically ferrous scrap prices would be relatively stable until the end of the quarter when spring construction buildup would begin. However, the trend appears to be for continuing higher prices early in the quarter, though a pullback by spring could be expected. Rebar price increases are already in effect, and increasing ferrous scrap pricing likely will continue to apply upward pressure. Fabrication backlogs normally decline in this period; however, they are likely to trend upwards at higher prices which overall should be positive. Nonferrous metals, particularly copper, appear to be supply
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(CMC First Quarter Fiscal 2011 — Page 5)
constrained and prices should remain historically high. Volumes are always weather dependent; the largest swing factor is likely to be Poland. Absent LIFO considerations, we would anticipate a small loss for the second quarter. We remain focused on a number of operational and strategic initiatives to both address near-term challenges and position us for improved performance when the markets further recover.”
     CMC invites you to listen to a live broadcast of its first quarter 2011 conference call on Tuesday, December 21, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO, Joe Alvarado, Executive Vice President and COO, and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the web cast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
Forward-Looking Statements
     This news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings (loss), economic conditions, credit availability, product pricing and demand, currency valuation, production rates, interest rates, inventory levels, acquisitions, construction and operation of new facilities and general market conditions. These forward-looking statements generally can be identified by phrases such as we, the company or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook,” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current opinion.
     Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy, including restoring credit availability and confidence in a recovery; continued sovereign debt problems within the euro zone and other foreign zones; customer non-compliance with contracts; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; claims litigation and settlements; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; unsuccessful or delayed implementation of new technology; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost minimization strategies; ability to retain key executives; court decisions and regulatory rulings; industry consolidation or changes in production capacity or utilization; global factors, including political and military uncertainties; currency fluctuations; interest rate changes; availability and pricing of raw material including scrap metal and energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; severe weather, especially in Poland; and the pace of overall economic activity, particularly in China.
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(CMC First Quarter Fiscal 2011 — Page 6)

	Three months ended
(Short Tons in Thousands)	11/30/10	11/30/09

Domestic Steel Mill Rebar Shipments	302	227
Domestic Steel Mill Structural and Other Shipments	270	271
CMCZ Shipments	356	355

Total Mill Tons Shipped	928	853

Average FOB Mill Domestic Selling Price (Total Sales)	$605	$507
Average Cost Domestic Mill Ferrous Scrap Utilized	$312	$266
Domestic Mill Metal Margin	$293	$241
Average Domestic Ferrous Scrap Purchase Price	$280	$213
Average FOB Mill CMCZ Selling Price (Total Sales)	$565	$431
Average Cost CMCZ Ferrous Scrap Utilized	$340	$276
CMCZ Mill Metal Margin	$225	$155
Average CMCZ Ferrous Scrap Purchase Price	$278	$223

Fab Plant Rebar Shipments	213	196
Fab Plant Structural and Post Shipments	34	32

Total Fabrication Tons Shipped	247	228

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$775	$792

Domestic Recycling Tons Processed and Shipped	558	453

Note: FOB domestic selling prices revised to eliminate net freight costs.
BUSINESS SEGMENTS
(in thousands)

	Three months ended
	11/30/10	11/30/09

Net Sales:
Americas Recycling	$375,795	$265,528
Americas Mills	435,397	307,535
Americas Fabrication	287,753	262,473
International Mills	232,796	183,269
International Marketing and Distribution	645,906	573,086
Corporate and Eliminations	(195,167)	(189,633)

Total Net Sales	$1,782,480	$1,402,258

Adjusted Operating Profit (Loss):
Americas Recycling	$8,192	$(1,210)
Americas Mills	34,143	(19)
Americas Fabrication	(22,008)	(8,916)
International Mills	(7,666)	(19,092)
International Marketing and Distribution	24,238	20,138
Corporate and Eliminations	(10,300)	(15,538)
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(CMC First Quarter Fiscal 2011 — Page 7)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands except share data)

	Three months ended
	11/30/10	11/30/09

Net Sales	$1,782,480	$1,402,258

Costs and Expenses:
Cost of Goods Sold	1,633,492	1,294,495
Selling, General and Administrative Expenses	123,600	133,185
Interest Expense	18,325	19,451

	1,775,417	1,447,131

Earnings (Loss) from Continuing Operations Before Income Taxes	7,063	(44,873)
Income Taxes (Benefit)	6,730	(16,195)

Earnings (Loss) from Continuing Operations	333	(28,678)

Earnings (Loss) from Discontinued Operations before Income Taxes	668	(4,158)
Income Taxes (Benefit)	259	(1,613)

Net Earnings (Loss) from Discontinued Operations	$409	$(2,545)

Net Earnings (Loss)	742	(31,223)
Less Net Earnings Attributable to Noncontrolling Interests	91	6

Net Earnings (Loss) Attributable to CMC	$651	$(31,229)

Basic Earnings (Loss) per Share Attributable to CMC
Earnings (Loss) from Continuing Operations	$0.01	$(0.26)
Loss from Discontinued Operations	—	(0.02)

Net Earnings (Loss)	$0.01	$(0.28)

Diluted Earnings (Loss) per Share Attributable to CMC
Earnings (Loss) from Continuing Operations	$0.01	$(0.26)
Loss from Discontinued Operations	—	(0.02)

Net Earnings (Loss)	$0.01	$(0.28)

Cash Dividends per Share	$0.12	$0.12

Average Basic Shares Outstanding	114,319,017	112,495,297
Average Diluted Shares Outstanding	115,223,693	112,495,297
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(CMC First Quarter Fiscal 2011 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)

	November 30,	August 31,
(in thousands)	2010	2010

Assets:
Current Assets:
Cash and cash equivalents	$382,800	$399,313
Accounts receivable, net	818,985	824,339
Inventories	695,950	674,680
Other	275,121	276,874

Total Current Assets	2,172,856	2,175,206

Net Property, Plant and Equipment	1,198,233	1,232,268

Goodwill	71,859	71,580

Other Assets	186,666	227,099

	$3,629,614	$3,706,153

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$438,893	$504,388
Accounts payable — documentary letters of credit	118,019	226,633
Accrued expenses and other payables	350,685	324,897
Commercial paper	60,000	10,000
Notes payable	35,787	6,453
Current maturities of long-term debt	31,131	30,588

Total Current Liabilities	1,034,515	1,102,959

Deferred Income Taxes	43,624	43,668
Other Long-Term Liabilities	110,249	108,870
Long-Term Debt	1,180,901	1,197,282

Stockholders’ Equity Attributable to CMC	1,257,596	1,250,736
Stockholders’ Equity Attributable to Noncontrolling Interests	2,729	2,638

	$3,629,614	$3,706,153

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(CMC First Quarter Fiscal 2011 — Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
(in thousands)	11/30/10	11/30/09

Cash Flows From (Used By) Operating Activities:
Net earnings (loss)	$742	$(31,223)
Adjustments to reconcile net earnings (loss) to cash from (used by) operating activities:
Depreciation and amortization	40,643	43,695
Recoveries on receivables	(522)	(2,526)
Share-based compensation	2,135	2,422
Deferred income taxes	72	(8,933)
Tax benefits from stock plans	(71)	(705)
Gain on sale of assets and other	(1,527)	—
Writedown of inventory	3,815	12,931

Changes in Operating Assets and Liabilities, Net of Acquisitions:
Decrease (increase) in accounts receivable	(16,233)	58,328
Accounts receivable sold (repurchased), net	21,994	(10,456)
Decrease (increase) in inventories	(22,428)	15,010
Decrease (increase) in other assets	291	(11,450)
Decrease in accounts payable, accrued expenses, other payables and income taxes	(35,710)	(37,242)
Increase in other long-term liabilities	1,208	2,040

Net Cash Flows From (Used By) Operating Activities	(5,591)	31,891

Cash Flows From (Used By) Investing Activities:
Capital expenditures	(11,904)	(46,514)
Proceeds from the sale of property, plant and equipment and other	51,518	183
Acquisitions, net of cash acquired	—	(2,448)
Increase in deposit for letters of credit	(1,523)	—

Net Cash Flows From (Used By) Investing Activities	38,091	(48,779)

Cash Flows From (Used By) Financing Activities:
Decrease in documentary letters of credit	(108,614)	(37,850)
Short-term borrowings, net change	79,127	1,491
Repayments on long-term debt	(7,390)	(7,567)
Proceeds from issuance of long-term debt	45	694
Stock issued under incentive and purchase plans	389	960
Cash dividends	(13,722)	(13,515)
Tax benefits from stock plans	71	705

Net Cash Flows Used By Financing Activities	(50,094)	(55,082)

Effect of Exchange Rate Changes on Cash	1,081	397

Decrease in Cash and Cash Equivalents	(16,513)	(71,573)
Cash and Cash Equivalents at Beginning of Year	399,313	405,603

Cash and Cash Equivalents at End of Period	$382,800	$334,030

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(CMC First Quarter Fiscal 2011 — Page 10)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
Adjusted EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization and impairment charges.
Adjusted EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements.
For the quarter ended November 30, 2010:

Net earnings attributable to CMC	$651
Interest expense	18,325
Income taxes	6,989
Depreciation, amortization and impairment charges	40,643

Adjusted EBITDA	$66,608

Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at November 30, 2010 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,257,596
Long-term debt	1,180,901
Deferred income taxes	43,624

Total capitalization	$2,482,121

Other Financial Information
Long-term debt to cap ratio as of November 30, 2010:
Debt divided by capitalization
     $1,180,901 / 2,482,121 = 47.6%
Total debt to cap plus short-term debt plus notes payable ratio as of November 30, 2010:
     ($1,180,901 + 60,000 + 35,787 + 31,131) / ($2,482,121 + 60,000 + 35,787 + 31,131) = 50.1%
Current ratio as of November 30, 2010:
Current assets divided by current liabilities
     $2,172,856 / 1,034,515 = 2.1
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2010-19